SUB-ITEM 77I:  Terms of new or amended securities

The response to sub-item 77I with respect to the Advantage Shares, Short Term Fund General and Premiere Shares and the money market Xpress Fund Shares of the Cortland Trust, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 42, as filed with the Securities and Exchange Commission on July 29, 2004 (Accession No. 0000312669-04-000075).